GUARANTY

          This GUARANTY ("Guaranty") is executed as of May 30, 1997, by ERP Operating Limited Partnership, an Illinois limited partnership ("Guarantor"), in favor of and for the benefit of Dresdner Bank AG, New York Branch, a banking corporation organized and existing under the laws of The Federal Republic of Germany, acting by and through its New York Branch (the "Bank").


                             W I T N E S S E T H:

          WHEREAS, Palomino Park Public Improvements Corporation, a Colorado nonprofit corporation (the "Bond Issuer"), has issued its Assessment Lien Revenue Bonds, Series 1995 (the "Bonds") pursuant to the terms of a Trust Indenture, dated as of September 1, 1995 (the "Bond Indenture"), between the Bond Issuer and United States Trust Company of New York, as Trustee (the "Bond Trustee"), the proceeds of which have been or will be used primarily to finance certain water, sewer, street and park facilities for The Park at Highlands Ranch, a master-planned community in Douglas, Colorado, comprising approximately 182 acres planned for development in five phases (the "Development"); and

          WHEREAS, in order to secure the payment of principal of and interest on the Bonds, the Bank has issued an irrevocable Letter of Credit (together with any extensions, renewals or replacements thereof, the "Letter of Credit"), in accordance with the terms of a Letter of Credit Reimbursement Agreement, dated as of December 1, 1995 (the "Original Reimbursement Agreement"), between the Bank, and the Bond Issuer and Wellsford Real Estate Investment Trust ("Wellsford REIT"), as account parties; and

          WHEREAS, Wellsford REIT intends to spin-off Wellsford Real Properties, Inc. ("WRP," and together with the Bond Issuer, the "Account Parties") and merge with Equity Residential Properties Trust, a Maryland real estate investment trust ("ERP REIT"), with Wellsford REIT being the surviving entity and being renamed Equity Residential Properties Trust; and

          WHEREAS, Wellsford REIT has requested that WRP succeed to the interest of Wellsford REIT under the Reimbursement Agreement, in accordance with the provisions of that certain First Amendment to Letter of Credit Reimbursement Agreement, dated as of the date hereof, between the Bank, the Bond Issuer, Wellsford REIT and WRP (the "First Amendment" and together with the Original Reimbursement Agreement, the "Reimbursement Agreement"), and that certain Assignment and Assumption Agreement, dated as of the date hereof, by and between Wellsford REIT and WRP (the "Assignment Agreement") (capitalized terms used herein without definition have the meanings given such terms in the Reimbursement Agreement unless otherwise expressly indicated, provided, however, that capitalized terms used in section 4.4 and not otherwise defined in this Guaranty have the meanings given such terms in Annex A attached hereto); and

          WHEREAS, the Bank and the Bond Issuer have been asked to consent to the Spin Off and the Merger; and

          WHEREAS, in order to induce the Bank to consent to the Assignment Agreement, the Spin Off and the Merger and to enter into the First Amendment, Guarantor, which is a majority-owned subsidiary of ERP REIT and after the Merger will be a majority-owned subsidiary of Wellsford REIT (with Wellsford REIT being renamed "Equity Residential Properties Trust"), has offered to enter into this Guaranty for the benefit and in favor of the Bank; and

          WHEREAS, both through the Merger and accompanying transactions and through its direct and indirect ownership interests in both WRP and the Development pursuant to the Spin Off and the Merger, Guarantor will directly benefit from the transactions contemplated hereby.

          NOW, THEREFORE, as an inducement to the Bank to execute the First Amendment and the Assignment Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

                                   ARTICLE V

                         NATURE AND SCOPE OF GUARANTY

          5.1 Guaranty of Obligation. Guarantor hereby irrevocably and unconditionally guarantees to the Bank and its successors and assigns the due and punctual payment and performance in full of all Guaranteed Obligations (as herein defined) as and when the same shall become due and payable, whether by lapse of time, by acceleration of maturity or otherwise (including amounts that would become due but for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)).

          5.2 Definition of Guaranteed Obligations. The term "Guaranteed Obligations" is used herein to mean the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Account Party, and both of them, now or hereinafter existing under the Reimbursement Agreement and the Related Documents, including, subject to the provisions of Section 2.1, (if applicable), any extensions, modifications, amendments, substitutions and renewals thereof, whether for principal (including reimbursement of amounts drawn under the Letter of Credit), interest, fees, expenses, indemnification, or otherwise.

          Notwithstanding anything to the contrary in the Reimbursement Agreement or the Related Documents, (i) the Bank shall not be deemed to have waived any right which the Bank may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the debt secured by the Deed of Trust or to require that all collateral shall continue to secure all of the debt owing to the Bank in accordance with the Reimbursement Agreement and the Related Documents, provided, however, that the exercise of such rights shall not be a condition to or a prerequisite for the exercise of any rights or remedies of the Bank hereunder or under the Reimbursement Agreement or any other Related Document, and (ii) Guarantor shall be liable for the full amount of the Guaranteed Obligations as and when due hereunder.

          5.3 Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. Subject to the provisions of Section 2.1 hereof, the fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to the Bank with respect to the Guaranteed Obligations. This Guaranty may be enforced by the Bank and any subsequent holder of the Promissory Notes and shall not be discharged by the assignment or negotiation of all or part of any of the Promissory Notes.

          5.4 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to the Bank hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Account Party, or any other party, against the Bank or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

          5.5 Payment By Guarantor. Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Bank or any other Person may have at law or in equity against Guarantor by virtue hereof, that upon the failure of any Account Party to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantor will upon demand, without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, pay, or cause to be paid, in cash, to the Bank, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations at the relevant rate set forth in the Reimbursement Agreement and the Related Documents (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to WRP or the Bond Issuer, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against WRP or the Bond Issuer for such interest in any such bankruptcy proceeding) and all other Guaranteed Obligations then owed to the Bank.

          5.6 Payment of Expenses. Guarantor agrees to pay, or cause to be paid, on demand, and to save the Bank harmless against liability for, any and all costs and expenses (including fees and disbursements of counsel and reasonable allocated costs of internal counsel) incurred or expended by the Bank in connection with the enforcement of or preservation of any rights under this Guaranty. The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations and the termination of this Guaranty.

          5.7 Effect of Bankruptcy. (a) So long as any Guaranteed Obligations remain outstanding, Guarantor shall not, without the prior written consent of the Bank, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against either or both of the Account Parties. The obligations of Guarantor under this Guaranty shall not be reduced, limited, impaired, discharge, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of either or both of the Account Parties or by any defense which either or both of the Account Parties may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

               (b) Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceedings, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceedings had not been commenced) shall be included in the Guaranteed Obligations, whether or not a claim is allowed for such interest in any such bankruptcy proceeding, because it is the intention of Guarantor and the Bank that the Guaranteed Obligations which are guaranteed by Guarantor pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve either or both of the Account Parties of any portion of such Guaranteed Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Bank, or allow the claim of the Bank in respect of, any such interest accruing after the date on which such proceeding is commenced.

               (c) In the event that all or any portion of the Guaranteed Obligations are paid by either or both of the Account Parties, the obligation of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Bank as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes under this Guaranty. It is the intention of Guarantor that Guarantor's obligations hereunder shall not be discharged except by Guarantor's performance of such obligations and then only to the extent of such performance.

          5.8 Rights Cumulative. The rights, powers and remedies given to the Bank by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to the Bank by virtue of any statue or rule of law or in any of the Reimbursement Agreement, the Related Documents or any agreement between Guarantor and the Bank or between an Account Party and the Bank. Any forbearance or failure to exercise, and any delay by the Bank in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

          5.9 Notice of Events. As soon as Guarantor obtains knowledge thereof, Guarantor shall give the Bank written notice of any condition or event which has resulted in (a) a material adverse change in the financial condition of Guarantor, or (b) a breach of or noncompliance with any term, condition or covenant contained herein or in any other documents delivered pursuant hereto.

          5.10 Successor. The term "WRP" or "Bond Issuer," as applicable, as used herein shall include any new or successor corporation, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of WRP or Bond Issuer, as applicable, or any interest in WRP or Bond Issuer, as applicable.


                                  ARTICLE VI

                     EVENTS AND CIRCUMSTANCES NOT REDUCING
                    OR DISCHARGING GUARANTOR'S OBLIGATIONS

          Except as otherwise expressly set forth herein, Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which releases, diminishes, impairs, reduces or adversely affects its obligations hereunder or constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

          6.1 Modification. Bank, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor's liability hereunder, from time to time may (i) renew, extend, increase, modify, alter, rearrange, accelerate, or otherwise change the time, place, manner or terms of payment (including without limitation the rate of interest) of the Guaranteed Obligations and
(ii) renew, extend, amend, modify, rescind, waive, increase, alter, supplement, rearrange or otherwise change the Reimbursement Agreement, any Related Document or any other document, instrument, contract or understanding between WRP, the Bond Issuer and the Bank, or any other parties, pertaining to the Guaranteed Obligations, whether or not in accordance with the Reimbursement Agreement, such Related Document or such other document; provided, however, that, notwithstanding the foregoing and anything to the contrary contained in this Section 2.1, so long as no Event of Default has occurred and is continuing under this Guaranty, if at any time the Bank and the Account Parties desire to amend, modify, alter or supplement the Reimbursement Agreement or any Related Document (by a written instrument or otherwise) in any way, other than extensions of the Letter of Credit through May 30, 2005 in accordance with Section 9.3 of the Reimbursement Agreement and Exhibit H of the Letter of Credit, the Bank shall first obtain Guarantor's consent to the amendment, modification, alteration, or supplement if the effect thereof is to increase the obligations or impose new obligations upon Guarantor under this Guaranty. If Guarantor's consent was required by the preceding sentence and the Bank fails to obtain Guarantor's consent to such amendment, modification, alteration or supplement, the Bank shall have no obligation or liability to Guarantor and the only consequence of the Bank's failure to obtain Guarantor's consent to such amendment, modification, alteration or supplement shall be that Guarantor shall have no obligation hereunder with respect to the new, additional or increased obligation, as applicable.

          6.2 Adjustments. The Bank may enforce this Guaranty notwithstanding any adjustment, indulgence, forbearance or compromise that might be granted or given by the Bank to any Account Party or the Guarantor.

          6.3 Disputes with Account Party. Bank may enforce this Guaranty upon the occurrence of an Event of Default under the Reimbursement Agreement or any Related Document notwithstanding the existence of any dispute between the Bank and an Account Party with respect to the existence of such Event of Default.

          6.4 Independence of Obligations. The obligations of Guarantor hereunder are independent of the obligations of each of the Account Parties under the Reimbursement Agreement and the Related Documents and the obligations of any other guarantor of the obligations of an Account Party under the Reimbursement Agreement and the Related Documents, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against an Account Party or any of such other guarantors and whether or not an Account Party is joined in any such action or actions. The obligations of Guarantor hereunder are independent of any full or partial release of the liability of any Account Party on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to pay or perform the Guaranteed Obligations, or that the Bank will look to other parties to pay or perform the Guaranteed Obligations. Accordingly, it shall not be necessary for the Bank (and Guarantor hereby waives any rights which Guarantor may have to require the Bank), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against any Account Party or others liable on any Guaranteed Obligations or any other person, (ii) enforce the Bank's rights against any collateral which shall ever have been given to secure any indebtedness under the Reimbursement Agreement or the Related Documents, (iii) enforce the Bank's rights against any other guarantors of the Guaranteed Obligations, (iv) join any Account Party or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty,
(v) exhaust any remedies available to the Bank against any collateral which shall ever have been given to secure any indebtedness under the Reimbursement Agreement or the Related Documents, or (vi) resort to any other means of obtaining payment of the Guaranteed Obligations. The Bank shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

          6.5 Partial Payment. Guarantor's payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Bank is awarded a judgement in any suit brought to enforce Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit.

          6.6 Collateral. Bank, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor's liability hereunder, from time to time may (i) request and accept other guaranties of the Guaranteed Obligations and take, hold and accept security, collateral or guaranty, or other assurances of payment, for the payment of all or any part of this Guaranty or the Guaranteed Obligations; (ii) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security, property or collateral at any time existing in connection with, or assuring or securing the payment of, all or any part of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (iii) allow the waste, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations; or (iv) enforce and apply any security, collateral or property now or hereafter held by or for the benefit of the Bank in respect of this Guaranty or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Bank may have against any such security, collateral or property, as the Bank in its discretion may determine consistent with the Reimbursement Agreement and the Related Documents, including foreclosure on any such security, collateral or property pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right to reimbursement or subrogation or other right or remedy of Guarantor against either or both of the Account Parties or any security, collateral or property for the Guaranteed Obligations.

          6.7 Invalidity of Guaranteed Obligations. This Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination as a result of the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the Guaranteed Obligations, or any part thereof, exceeds the amount permitted by law, (ii) the obligations of the Guarantor hereunder are, in any respect, more burdensome than permitted by law, (iii) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (iv) the officers or representatives executing the Promissory Notes, the Reimbursement Agreement or the other Related Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (v) the Guaranteed Obligations violate applicable usury laws, (vi) WRP or the Bond Issuer has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from any Account Party, including, without limitation, any defense arising by reason of the incapacity or any disability of an Account Party, (vii) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, (viii) any term of this Guaranty which is or may be in conflict with any principles or provisions of law, statutory or otherwise, (ix) the Guarantor's obligations hereunder qualify or may qualify, for any reason, for any legal or equitable discharge, or (ix) the Promissory Notes, the Reimbursement Agreement or any of the other Related Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether any Account Party or any other person be found not liable on the Guaranteed Obligations or any part thereof for any reason, whether or not Guarantor shall have had notice of any of the foregoing.

          6.8 Notice. Guarantor waives any and all right to notice, demand, presentment, protest, notice of protest, notice of dishonor or notice of action or inaction in connection with this Guaranty, the Reimbursement Agreement, the Related Documents, and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and the obligations hereby guaranteed.

          6.9 Other Actions Taken or Omitted. Except as expressly provided in Section 2.1 hereof, this Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any other action taken or omitted to be taken with respect to the Reimbursement Agreement and the Related Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.


                                  ARTICLE VII

                        REPRESENTATIONS AND WARRANTIES

          In order to induce the Bank to consent to the Spin Off, the Merger and the accompanying transactions, to accept this Guaranty and to enter into the First Amendment and to extend credit thereunder, Guarantor represents and warrants to the Bank that the following statements are true and correct:

          7.1 Existence and Power. Guarantor is a limited partnership, duly formed and validly existing as a limited partnership under the laws of the State of Illinois and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing is likely to have a material adverse effect on this Guaranty.

          DGA Power and Authority. Guarantor has the partnership power and authority to execute, deliver and carry out the terms and provisions of this Guaranty to which it is a party, and has taken all necessary partnership action, if any, to authorize the execution and delivery on behalf of Guarantor and the performance by Guarantor of this Guaranty. Guarantor has executed this Guaranty and each of the documents related thereto to which it is a party in accordance with the terms of this Guaranty, and this Guaranty and each such related document constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

          7.3 No Violation. Neither the execution, delivery or performance by or on behalf of Guarantor of this Guaranty, nor compliance by Guarantor with the terms and provisions hereof nor the consummation of the transactions contemplated by this Guaranty, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which Guarantor (or of any partnership of which Guarantor is a partner) or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a material default by Guarantor under any organization document of any Person in which Guarantor has an interest, or cause a material default under Guarantor's agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a material adverse effect on this Guaranty or Guarantor's ability to perform its obligations hereunder or result in or require the creation or imposition of any lien whatsoever upon any property of the Guaranty or any of its Affiliates.

          7.4 Financial Information. The consolidated balance sheet of Guarantor and its Subsidiaries, dated as of December 31, 1996, the related consolidated statements of Guarantor's financial position for the fiscal year then ended, reported on by Ernst & Young LLP, the consolidated balance sheet of Guarantor and its Subsidiaries, dated as of March 31, 1997, and the related consolidated statements of Guarantor's financial position for the fiscal quarter then ended, copies of which have been delivered to the Bank, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of Guarantor and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for such fiscal year and fiscal quarter, respectively.

          7.5 Solvency. As of the date hereof, and after giving effect to the Merger and the transactions related thereto and to this Guaranty and the contingent obligations evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities.

          7.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of this Guaranty or the consummation of any of the transactions contemplated hereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a material adverse effect on this Guaranty or Guarantor's ability to perform its obligations hereunder.

          7.7 Benefit. As of the date hereof, (a) Guarantor owns shares of stock in WRP for which Guarantor has paid consideration in the amount of $3,500,000 and (b) Guarantor owns a twenty percent (20%) interest in Wellsford Park Highlands Corp., which holds a ninety-nine percent (99%) interest in the entities owning the real property in the Development. Moreover, Guarantor will benefit from the Spin Off and the Merger, the consummation of which requires the Bank's consent under the Reimbursement Agreement. Accordingly, Guarantor has received direct benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

          7.8 Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each of the Account Parties and is familiar with the value of any and all collateral intended to be created as security for the payment of the Bonds, the Promissory Notes and the other Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

          7.9 No Representation By the Bank. Neither the Bank nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

          7.10 Legality. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.
          7.11 Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.


                                  ARTICLE IV

                      AFFIRMATIVE AND NEGATIVE COVENANTS

          Guarantor covenants and agrees that, until this Guaranty terminates pursuant to Section 7.1 below:

          4.1 Information. Guarantor will deliver to the Bank copies of all certificates, reports, financials and other documents to be delivered to the lenders pursuant to Section 5.1 of that certain Amended and Restated Revolving Credit Agreement, dated as of December 9, 1996, among Guarantor, the banks listed therein, Morgan Guaranty Trust Company of New York, as Lead Manager, Bank of America Illinois, as Co-Lead Manager, The First National Bank of Chicago, as Co-Agent, First Bank National Association, as Co-Agent, and Nationsbank of Texas, N.A., as Co-Agent (the "Guarantor Credit Agreement") within 85 days of the close of the Fiscal Quarter (as defined in Annex A) of Guarantor for each of the first three Fiscal Quarters of the Fiscal Year (as defined in Annex A) and within 125 days of the close of the final Fiscal Quarter of the Fiscal Year. Within 85 days of the close of the Fiscal Quarter of Guarantor for each of the first three Fiscal Quarters of the Fiscal Year and within 125 days of the close of the final Fiscal Quarter of the Fiscal Year, Guarantor shall deliver to the Bank a statement (a "Compliance Certificate") certified by the principal financial officer of Guarantor in the form of Exhibit A hereto setting forth in reasonable detail computations evidencing compliance with the covenants contained in this Article IV.

          4.2 Conduct of Business and Maintenance of Existence. Guarantor will continue to engage in business of the same general type as now conducted, and will preserve, renew and keep in full force and effect, its partnership existence and its rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a material adverse effect on this Guaranty or Guarantor's ability to perform its obligations hereunder.

          4.3 Existence. Guarantor shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a material adverse effect on this Guaranty or Guarantor's ability to perform its obligations hereunder.

          4.4 Financial Covenants.

               (a)  Definitions.  All capitalized terms contained in this
Section 4.4 not otherwise defined in this Guaranty shall have the definitions assigned to such terms in Annex A hereto.

               (b) Total Liabilities to Gross Asset Value. Guarantor shall not permit the ratio of Total Liabilities to Gross Asset Value of Guarantor and its Subsidiaries to exceed 0.50:1 at any time.

               (c) Unencumbered Pool. Guarantor shall not permit the ratio of the Unencumbered Asset Value to outstanding Unsecured Debt to be less than 2.5:1 at any time.

               (d) EBITDA to Fixed Charges Ratio. Guarantor shall not permit the ratio of EBITDA for the then most recently completed Fiscal Quarter to Fixed Charges for the then most recently completed Fiscal Quarter to be less than 1.8:1.

               (e) Unencumbered Net Operating Income to Unsecured Interest Expense. Guarantor shall not permit the ratio of Unencumbered Net Operating Income for the then most recently completed Fiscal Quarter to Unsecured Interest Expense for the then most recently completed Fiscal Quarter to be less than 2.25:1.

               (f) Minimum Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth of the Guarantor and its Consolidated Subsidiaries will at no time be less than $1,000,000,000 plus ninety percent (90%) of all Net Offering Proceeds received by ERP REIT, the surviving trust under the Merger (i.e., Wellsford REIT as the surviving entity in the Merger, which will be renamed Equity Residential Properties Trust), or Guarantor on or after December 9, 1996.

               (g) Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter.

               (h) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by Guarantor's independent public accountants) with the most recent audited consolidated financial statements of Guarantor and its Consolidated Subsidiaries delivered to the Bank; provided that for purposes of references to the financial results and information of "ERP REIT, on a consolidated basis," ERP REIT shall mean the surviving entity from the Merger and shall be deemed to own one hundred percent (100%) of the partnership interests in Guarantor; and provided further that, if Guarantor notifies the Bank that Guarantor wishes to amend any covenant in this Article IV to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies Guarantor that it wishes to amend this Article IV for such purpose), then Guarantor's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to Guarantor and the Bank.

          4.5 Restriction on Fundamental Changes. (a) Guarantor shall not enter into any merger or consolidation, unless (i) Guarantor is the surviving entity, (ii) the entity which is merged into Guarantor is predominantly in the commercial real estate business, (iii) the credit ratings assigned by Standard & Poor's Ratings Services and Moody's Investors Services Inc. (the "Rating Agencies") to the surviving entity's long term unsecured debt or implied senior debt, as applicable, are not lower than the credit ratings assigned by the Rating Agencies to Guarantor's long term unsecured debtor or implied senior debt, as applicable, two months immediately preceding such merger, and
(iv) in the case of any merger where the then fair market value of the assets of the entity which is merged into Guarantor is twenty-five percent (25%) or more of the Gross Asset Value (as defined in Annex A) of the surviving entity of such Merger and its Consolidated Subsidiaries (as defined in Annex A), the Bank shall consent thereto in writing, which consent shall not be unreasonably withheld, conditioned or delayed. Guarantor shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired. Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Guarantor's real property assets in the ordinary course of business.

               (b) Guarantor shall not amend its agreement of limited partnership or other organizational documents in any manner that would have a material adverse effect on this Guaranty or Guarantor's ability to perform its obligations hereunder without the Bank's consent, which shall not be unreasonably withheld.

          4.6 Amendments. Guarantor shall not amend, modify, or supplement, or agree to any amendment or modification of, or supplement to, any of the Related Documents to which it is a party. Guarantor shall not amend, modify, or supplement, or agree to any amendment or modification of, or supplement to any of the Spin Off Agreements which would adversely affect any Account Party's ability to satisfy its obligations under the Reimbursement Agreement or any Related Documents, or which would adversely affect Guarantor's ability to satisfy its obligations under this Guaranty, or which would detract from Guarantor's obligations hereunder.


                                   ARTICLE V

                     SUBORDINATION OF CERTAIN INDEBTEDNESS

          5.1 Guarantor's Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full and the Letter of Credit shall have expired or been cancelled, Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against any Account Party or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case, whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against an Account Party, (ii) any right to enforce, or to participate in, any claim, right or remedy that the Bank now or may hereafter have against any Account Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Bank, and (b) any right of contribution Guarantor may have against any other guarantor of any of the Guaranteed Obligations. Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of contribution Guarantor may have against any such other guarantor, shall be junior to and subordinate to any rights the Bank may have in any such collateral or security, and to any right the Bank may have against such other guarantor. The Bank may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights Guarantor may have, and upon any such disposition or sale any rights of subrogation Guarantor may have shall terminate. If any amounts shall be paid to Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the Bank and shall forthwith be paid over to the Bank to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

          5.2  Subordination of Other Obligations.

               (a) Any Indebtedness (as defined in Annex A) of an Account Party or any other Palomino Party (as defined in Annex A) now or hereafter held by Guarantor is hereby subordinated in right of payment to the prior payment in full of all obligations then due and owing of such Person now or hereafter existing under the Reimbursement Agreement and the other Related Documents, including, subject to the provisions of Section 2.1 hereof (if applicable), any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal (including reimbursement of amounts drawn under any letter of credit), interest, fees, expenses, indemnification or otherwise (all such obligations by any Palomino Party to the Guarantor being the "Subordinated Obligations"). Guarantor agrees not to ask, demand, sue for, take or receive from any Palomino Party, directly or indirectly, in cash or other property or by set-off or in any other manner (including without limitation from or by way of collateral), payment of all or any of the Subordinated Obligations of such Palomino Party unless and until all obligations of such Palomino Party then due and owing under the Reimbursement Agreement and the other Related Documents have been paid and satisfied in full. Any payment on any Subordinated Obligation collected or received by Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Bank and shall forthwith be paid over to the Bank to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of Guarantor under any other provision of this Guaranty.

               (b)  In furtherance and not in limitation of Section 5.2(a):

                    (i) until the Guaranteed Obligations have been paid in full, the Letter of Credit has expired, and this Guaranty has terminated in accordance with Section 7.1, upon any distribution of all or any of the assets of any Palomino Party indebted to Guarantor to creditors of such Palomino Party upon the dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief, or composition of such Palomino Party or its debts, whether in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Palomino Party or otherwise, any payment or distribution of any kind (whether in cash, property or securities) which otherwise would be payable or deliverable upon or with respect to the Subordinated Obligations of such Palomino Party to Guarantor, shall be paid or delivered directly to the Bank to be credited and applied against the Guaranteed Obligations; and

                    (ii) Guarantor agrees that, until the Guaranteed Obligations have been paid in full, the Letter of Credit has expired, and this Guaranty has terminated in accordance with Section 7.1, it shall not commence, or join with any creditor other than the Bank in commencing, any proceeding against any Palomino Party referred to in Section 5.2(b)(i).

          5.3 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor's relief, or other insolvency proceedings involving Guarantor as debtor, the Bank shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable on account of any debt or liability of an Account Party or any other Palomino Party to Guarantor. Guarantor hereby assigns such dividends and payments to the Bank. Should the Bank receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to Guarantor, and which, as between an Account Party or any other Palomino Party and Guarantor, shall constitute a credit on account of a claim or liability of such Account Party or such other Palomino Party to Guarantor, then upon payment to the Bank in full of all Guaranteed Obligations and the termination of this Guaranty pursuant to Section 7.1 hereof, Guarantor shall become subrogated to the rights of the Bank to the extent that such payments to the Bank on account of such claim or liability have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if the Bank had not received dividends or payments on account of such claim or liability.


                                  ARTICLE VI

                               EVENTS OF DEFAULT

          6.1 Events of Default. The occurrence of any of the following events (including expiration of any specified time) shall constitute an "Event of Default," unless waived by the Bank in writing:

               (a) failure of Guarantor to pay when due any amount due under this Guaranty within 3 business days following the making of a demand upon Guarantor by the Bank pursuant to Section 1.5 hereof;

               (b) failure of Guarantor to observe of perform any of the covenants, conditions or provisions of this Guaranty (other than as specified in Sections 6.1(a), 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(g), 6.1(h) or 6.1(i)
hereof) and to remedy such failure within 45 days of such failure;

               (c) any representation or warranty made by Guarantor herein or in any certificate, financial or other statement furnished in connection with this Guaranty or the Amendment shall prove to have been untrue or incomplete in any material respect when made;

               (d) admission by Guarantor of insolvency or bankruptcy or its inability or failure generally to pay its debts as they become due, or Guarantor makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, custodian or receiver for such Person, or for a major part of its property;

               (e) filing of a petition or application for the appointment of a trustee or other custodian, liquidator or receiver in bankruptcy, custodian or receiver for Guarantor or all or part of its assets and property or any thereof or a case or other proceeding shall be commenced against Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution of liquidation or similar law of any jurisdiction, now or hereafter in effect, and Guarantor shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within 60 days following the commencement thereof;

               (f) institution of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors, by or against Guarantor (other than bankruptcy proceedings instituted by Guarantor against third parties), and, if instituted against Guarantor, allowance or consent by Guarantor to such proceedings or failure to obtain dismissal, stay or other nullification within thirty (30) days after such institution;

               (g) entrance of a decree or order appointing any such trustee, custodian, liquidator or receiver or adjudicating Guarantor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of Guarantor, in each case of the foregoing in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

               (h) cancellation, termination, revocation or rescission of this Guaranty otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Bank, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind this Guaranty shall be commenced by or on behalf of Guarantor or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, this Guaranty is illegal, invalid or unenforceable in accordance with the terms thereof in any material respect as determined by the Bank; and

               (i) (a) default by Guarantor in the payment of the principal or the interest on any obligation or Indebtedness under the Guarantor Credit Agreement (as defined in Section 4.1) or any other Recourse Debt (as defined in Annex A) of Guarantor in excess of $10 million; or (b) the occurrence or continuation of any event of default (as defined in the Guarantor Credit Agreement) under the Guarantor Credit Agreement; or (c) any default under any document governing any of Guarantor's other Recourse Debt in excess of $10 million which, in the case of this subsection (c) only, is not cured within the time periods set forth therein.

          6.2 Rights and Remedies. Upon the occurrence and continuation of an Event of Default, the Bank, in its sole discretion, (a) may, by notice to Guarantor, declare the obligations of Guarantor hereunder to be immediately due and payable, and the same shall thereupon become immediately due and payable, (b) may deliver concurrently to the Account Parties and the Bond Trustee written notice that an Event of Default has been declared under this Guaranty (and accordingly under the Reimbursement Agreement) and that the Letter of Credit will terminate ten (10) days after receipt of such notice together with a written request that the Bonds be accelerated, (c) may cure any default, event of default or event of nonperformance under this Guaranty or (d) may exercise any other rights or remedies available under this Guaranty, any Related Document, any other agreement or at law or in equity. The rights and remedies of the Bank specified herein are for the sole and exclusive benefit, use and protection of the Bank, and the Bank is entitled, but shall have no duty or obligation to Guarantor, either Account Party, the Bond Trustee, the Bondholders or otherwise, (i) to exercise or refrain from exercising any right or remedy reserved to the Bank hereunder, or (ii) to cause the Account Parties or any other party to exercise or to refrain from exercising any rights or remedy available to it under any of the Related Documents.


                                  ARTICLE VII

                                 MISCELLANEOUS

          7.1 Term. Except for those provisions which by their terms survive the termination of this Guaranty, this Guaranty shall terminate after the occurrence of both (i) the expiration of the Letter of Credit (which under the terms of the Reimbursement Agreement shall not extend beyond May 30, 2005) and
(ii) payment in full of all obligations owed to the Bank under this Guaranty, the Reimbursement Agreement and all Related Documents.

          7.2 Waiver. No failure to exercise, and no delay in exercising, on the part of Bank, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Bank hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

          7.3 Notices. Any notice, demand, statement, request or consent made hereunder shall be in writing and shall be deemed to be received by the addressee on the third day following the day such notice is deposited with the United States Postal Service first class certified mail, return receipt requested, addressed to the address, as set forth below, of the party to whom such notice is to be given, or to such other address as either party shall in like manner designate in writing. The addresses of the parties hereto are as follows:

Guarantor:     ERP Operating Limited Partnership
               c/o Equity Residential Properties Trust
               Two North Riverside Plaza
               Chicago, Illinois  60606-2639
               Attn:      Chief Financial Officer
               with a copy to Attn:  General Counsel
               Telephone:     (312) 474-1300
               Facsimile:     (312) 454-0434


Bank:          Dresdner Bank AG
               New York Branch
               75 Wall Street
               New York, NY  10005-2889
               Attn:Johannes Boeckmann
               Telephone:     (212) 429-2000
               Facsimile:     (212) 429-2127


          7.4 Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

          7.5 Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty' unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

          7.6 Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and the Bank.

          7.7 Parties Bound; Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of the Bank, assign any of its rights, powers, duties or obligations hereunder.

          7.8 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

          7.9 Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

          7.10 Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by an Account Party to the Bank, by endorsement or otherwise, other than under this Guaranty, such liability to the Bank shall not be in any manner impaired or affected hereby and the rights of the Bank hereunder shall be cumulative of any and all other rights that the Bank may ever have against Guarantor. The exercise by the Bank of any right or remedy hereunder or under any other instrument or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

          7.11 Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AND THE BANK WITH RESPECT TO GUARANTOR'S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTOR AND THE BANK AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR AND THE BANK, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND THE BANK.

          7.12 Waiver of Right To Trial By Jury. GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY FOR ANY TRIAL RESULTING EITHER DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY. GUARANTOR FURTHER AGREES THAT, IN THE EVENT OF LITIGATION, IT WILL NOT PERSONALLY OR THROUGH ITS AGENTS OR ATTORNEYS SEEKS TO REPUDIATE THE VALIDITY OF THIS SECTION 7.12, AND IT ACKNOWLEDGES THAT IT FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT TO WAIVE TRIAL BY JURY IN ORDER TO INDUCE THE BANK TO CONSENT TO THE MERGER AND THE ASSIGNMENT AGREEMENT AND TO ENTER INTO THE FIRST AMENDMENT.

          7.13 Consent to Jurisdiction and Venue, Etc.  Guarantor irrevocably
(a) agrees that any suit, action or other legal proceeding arising out of or relating to this Guaranty may be brought in a court of record in the State of New York or in the Courts of the United States located in such state, (b) consents to the jurisdiction of each such court in any such suit, action or proceeding and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Guarantor agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section 7.13 shall be by certified mail, return receipt requested.

          Nothing in this section 7.13 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect that right of the Bank to bring any suit, actions or proceeding against Guarantor or its property in the courts of any other jurisdiction.

          7.14 Cooperation. Guarantor acknowledges that the Bank and its successors and assigns may (i) sell this Guaranty, the Promissory Notes, the Reimbursement Agreement and the Related Documents to one or more investors as a whole loan, (ii) participate the indebtedness under the Reimbursement Agreement or Related Documents secured by this Guaranty to one or more investors, (iii) deposit this Guaranty, the Promissory Notes, the Reimbursement Agreement and the Related Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell any indebtedness under the Reimbursement Agreement or the Related Documents or interest therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as "Secondary Market Transaction"). Guarantor shall cooperate with the Bank in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by any rating agency involved in any Secondary Market Transaction. Guarantor shall provide such information and documents relating to Guarantor, any Account Party or the Trust Property as the Bank may reasonably request in connection with such Secondary Market Transaction. In addition, Guarantor shall make available to the Bank all information concerning its business and operations that the Bank may reasonably request. The Bank shall be permitted to share all such information with the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with any indebtedness incurred under the Reimbursement Agreement or the Related Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Guarantor to the Bank may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. The Bank and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Guarantor in the form as provided by Guarantor. The Bank may publicize the existence of indebtedness incurred under the Reimbursement Agreement and the Related Documents in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.

          7.15 Assignability to Federal Reserve. The Bank may assign and pledge all or any portion of the obligations owing to it hereunder to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned obligations made by Guarantor to the Bank in accordance with the terms of this Guaranty shall satisfy Guarantor's obligations hereunder in respect of such assigned obligation to the extent of such payment. No such assignment shall release the Bank from its obligations under the Reimbursement Agreement or any other Related Document.

          7.16 Facsimile Execution. This Guaranty shall be considered executed and delivered by the Guarantor upon delivery of Guarantor's signature to the Bank by facsimile transmission. Such facsimile signature shall be treated in all respects as having the same effect as an original signature.

          7.17 Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Promissory Notes or any other amount payable by the any Account Party under the Reimbursement Agreement or the Related Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Account Party or otherwise, Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

          EXECUTED as of the day and year first above written.


                             GUARANTOR:

                             ERP OPERATING LIMITED PARTNERSHIP

                             By: EQUITY RESIDENTIAL PROPERTIES TRUST, its general partner



                             By: /s/ Bruce C. Strohm
                                -----------------------------------
                             Print Name:  Bruce C. Strohm
                             Print Title: Executive Vice President
                                            and General Counsel

                                    ANNEX A

                        FINANCIAL COVENANTS DEFINITIONS

          The following terms, as used in Section 4.4 of the Guaranty and elsewhere in the Guaranty as expressly provided therein, have the following meanings:

          "Adjusted Asset Value" means, with respect to any Person or Property, (i) for any Property for which an acquisition or disposition has not occurred in the Fiscal Quarter most recently ended by Guarantor or a Financing Partnership, the product of four (4) and a fraction, the numerator of which is EBITDA for such Fiscal Quarter attributable to such Property in a manner reasonably acceptable to the Bank for the Fiscal Quarter most recently ended, and the denominator of which is the FMV Cap Rate, plus (ii) for any Property which has been acquired by Guarantor or a Financing Partnership in the Fiscal Quarter most recently ended, the Net Price of the Property paid by Guarantor or a Financing Partnership for such Property.

          "Applicable Interest Rate" means (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question, and (ii) with respect to any Floating Rate Indebtedness, either (x) the rate at which the interest rate applicable to such Floating Rate Indebtedness is actually capped (or fixed pursuant to an interest rate hedging device), at the time of calculation, if Guarantor has entered into an interest rate cap agreement or other interest rate hedging device with respect thereto or (y) if Guarantor has not entered into an interest rate cap agreement or other interest rate hedging device with respect to such Floating Rate Indebtedness, the greater of (A) the rate at which the interest rate applicable to such Floating Rate Indebtedness could be fixed for the remaining term of such Floating Rate Indebtedness, at the time of calculation, by Guarantor's entering into any unsecured interest rate hedging device either not requiring an upfront payment or if requiring an upfront payment, such upfront payment shall be amortized over the term of such device and included in the calculation of the interest rate (or, if such rate is incapable of being fixed by entering into an unsecured interest rate hedging device at the time of calculation, a fixed rate equivalent reasonably determined by the Bank) or (B) the floating rate applicable to such Floating Rate Indebtedness at the time in question.

          "Approved Bank" shall mean banks which have (i)(a) a minimum net worth of $500,000,000 and/or (b) total assets of $10,000,000,000, and (ii) a minimum long term debt rating of (a) BBB+ or higher by S&P, and (b) Baa1 or higher by Moody's.

          "Capital Leases" as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "Capital Reserve" shall mean, for any period, $62.50 for each Fiscal Quarter to occur during such period.

          "Cash and Cash Equivalents" shall mean (i) cash, (ii) direct obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iv) time deposits, Domestic and Eurodollar certificates of deposit, bankers acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody's and/or guaranteed by an Aa rating by Moody's, a AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that the same shall cease to be a "Cash or Cash Equivalent" if at any time any such bank shall cease to be an Approved Bank), (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody's and/or guaranteed by an Aa rating by Moody's, a AA rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody's and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that the same shall cease to be a "Cash or Cash Equivalent" if at any time any such bank shall cease to be an Approved Bank),
(vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and
(viii) real estate loan pool participations, guaranteed by an AA rating given by S&P or Aa2 rating given by Moody's or better rated credit.

          "Consolidated Subsidiary" means at any date any Subsidiary or other entity which is consolidated with Guarantor in accordance with GAAP.

          "Consolidated Tangible Net Worth" means at any date the consolidated partner's capital plus the value of preference units of Guarantor and its Consolidated Subsidiaries (determined on a book basis), less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means with respect to any such intangible assets, the amount (to the extent reflected in determining such consolidated stockholders" equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to June 30, 1996 in the book value of any asset (other than Real Property Assets) owned by Guarantor or a Consolidated Subsidiary and
(ii) goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry forwards, copyrights, organization or developmental expenses and other intangible assets.

          "Contingent Obligation" as to any Person means, without duplication,
(i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Guarantor required to be delivered pursuant to Section 4.4 of the Guaranty. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Guarantor), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person's guaranteed obligations and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, "Contingent Obligations" shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn. All matters constituting "Contingent Obligations" shall be calculated without duplication.

          "Convertible Securities" means evidences of shares of stock, limited or general partnership interests or other ownership interests, warrants, options, or other rights or securities which are convertible into or exchangeable for, with or without payment of additional consideration, shares of common stock of ERP REIT or partnership interests of Guarantor, as the case may be, either immediately or upon the arrival of a specified date or the happening of a specified event.

          "Debt Service" means, for any period, Interest Expense for such period plus scheduled principal amortization (excluding any individual scheduled principal payment which exceeds 25% of the original principal amount of an issuance of Indebtedness) for such period on all Indebtedness of ERP REIT (calculated as provided in Section 4.4(g) of the Guaranty), on a consolidated basis, plus Guarantor's Share of scheduled principal amortization for such period on all Indebtedness of Investment Affiliates for which there is no recourse to ERP REIT or Guarantor (or any Property thereof), plus, without duplication, ERP REIT's and Guarantor's actual or potential liability for principal amortization for such period on all Indebtedness of Investment Affiliates that is recourse to ERP REIT or Guarantor (or any Property thereof).

          "EBITDA" means, for any period (i) Net Income for such period, plus
(ii) depreciation and amortization expense and other non-cash items deducted in the calculation of Net Income for such period, plus (iii) Interest Expense deducted in the calculation of Net Income for such period, plus, (iv) Taxes deducted in the calculation of Net Income for such period, plus (v) Guarantor's Share of distributed earnings of Investment Affiliates for such period, minus (vi) the gains (and plus the losses) from extraordinary items or asset sales or write-ups or forgiveness of indebtedness included in the calculation of Net Income, for such period, minus (vii) Guarantor's Share of accrued income and losses of Investment Affiliates for such period minus
(viii) earnings of Subsidiaries for such period distributed to third parties, all of the foregoing without duplication.

          "ERP REIT" means the surviving trust under the Merger (as defined in the Reimbursement Agreement) (i.e., Wellsford REIT as the surviving entity in the Merger, which will be renamed Equity Residential Properties Trust).

          "Financing Partnerships" means (i) those subsidiary limited partnerships for which Guarantor is a limited partner with a 1% limited partnership interest, Guarantor is a general partner with a 98% general partner interest and a QRS Corporation is a general partner with a 1% general partner interest, (ii) those limited liability companies for which Guarantor is a member with a 99% member interest and a QRS Corporation is a member with a 1% member interest, (iii) those general partnerships in which Guarantor is a general partner with a 99% partnership interest and a QRS Corporation is a general partner with a 1% partnership interest, and (iv) those corporations which are wholly-owned and controlled by Guarantor or an entity described in clause (i), (ii) or (iii) of this definition.

          "Fiscal Quarter" means a fiscal quarter of a Fiscal Year.

          "Fiscal Year" means the fiscal year of Guarantor and ERP REIT which shall be the twelve (12) month period ending on the last day of December in each year.

          "Fixed Charges" for any Fiscal Quarter period means the sum of (i) Debt Service for such period, (ii) the product of the average number of apartment units owned (directly or beneficially) by Guarantor or a Financing Partnership during such period and the Capital Reserve for such period, (iii) Guarantor's Share of the aggregate sum of the product of the average number of apartment units owned (directly or beneficially) by each Investment Affiliate during such period and the Capital Reserve for such period, and (iv) dividends on preferred units payable by Guarantor for such period.

          "Fixed Rate Indebtedness" means all Indebtedness which accrues interest at a fixed rate.

          "Floating Rate Indebtedness" means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.

          "FMV Cap Rate" means 9%.

          "GAAP" means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Gross Asset Value" means, with respect to any Person or Property, Adjusted Asset Value plus, in the case of any Person, the value of any Cash or Cash Equivalent owned by such Person and not subject to any Lien.

          "Guarantor Credit Agreement" means that certain Amended and Restated Revolving Credit Agreement, dated as of December 9, 1996, among Guarantor, the Lenders, Morgan Guaranty Trust Company of New York, as lead agent, Bank of America Illinois, as co-lead agent, and The First National Bank of Chicago, First Bank National Association and Nationsbank of Texas, N.A., as co-agents, or any credit or loan agreement replacing or superseding the same.

          "Guarantor's Share" means Guarantor's or ERP REIT's share of the liabilities of an Investment Affiliate based upon Guarantor's or ERP REIT's percentage ownership of such Investment Affiliate, as the case may be.

          "Indebtedness" as applied to any Person (and with out duplication), means (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (c) all Contingent Obligations of such Person, (d) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker's acceptances issued for such Person's account or other similar instruments for which a contingent liability exists, (e) all obligations of such Person to pay the deferred purchase price of Property or services, (f) all obligations in respect of Capital Leases (including ground leases) of such Person, (g) all indebtedness obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person, (h) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of Interest Rate Contracts and foreign currency exchange agreements (other than Interest Rate Contracts purchased to hedge Indebtedness), (i) ERISA obligations currently due and payable and (j) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person.

          "Interest Expense" means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized (including the interest component of Capital Leases but excluding interest expense covered by an interest reserve established under a loan facility) of ERP REIT, on a consolidated basis, including without limitation all commissions, discounts and other fees and charges owed with respect to drawn letters of credit, amortized costs of Interest Rate Contracts incurred on or after December 9, 1996 and the facility fees payable to the lenders under the Guarantor Credit Agreement in accordance with the Guarantor Credit Agreement, Plus Guarantor's Share of accrued, paid or capitalized interest with respect to any Indebtedness of Investment Affiliates for which there is no recourse to ERP REIT or Guarantor, plus, without duplication, ERP REIT's and Guarantor's actual or potential liability for accrued, paid or capitalized interest with respect to Indebtedness of Investment Affiliates that is recourse to ERP REIT or Guarantor calculated for all Fixed Rate Indebtedness, at the actual interest rate in effect with respect to all Indebtedness outstanding as of the last day of such Fiscal Quarter and in the case of all Floating Rate Indebtedness, the greater of (i) (A) the Treasury Rate plus 1.75% for taxable Indebtedness and (B) 7.0% for tax-exempt Indebtedness, (ii) the actual rate of interest in effect with respect to such Floating Rate Indebtedness outstanding for which no Interest Rate Contract is in effect as of the last day of such quarter and (iii) if an Interest Rate Contract is in effect with respect to such Floating Rate Indebtedness, the strike rate payable under such Interest Rate Contract, all determined on an annualized basis.

          "Interest Rate Contracts" means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

          "Investment Affiliate" means any Person in whom ERP REIT or Guarantor holds an equity interest, directly or indirectly, whose financial results are not consolidated under GAAP with the financial results of ERP REIT or Guarantor on the consolidated financial statements of ERP REIT and Guarantor.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest, in respect of such asset. For the purposes of these definitions, Guarantor or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Moody's" means Moody's Investors Services, Inc. or any successor thereto.

          "Net Income" means, for any period, the net earnings (or loss) after Taxes of Guarantor, on a consolidated basis, for such period calculated in conformity with GAAP.

          "Net Offering Proceeds" means all cash or other assets received by ERP REIT or Guarantor as a result of the sale of common shares of beneficial interest, preferred shares of beneficial interest, partnership interests, limited liability company interests, Convertible Securities or other ownership or equity interests in ERP REIT or Guarantor less customary costs and discounts of issuance paid by ERP REIT or Guarantor, as the case may be.

          "Net Operating Income" means, for any period with respect to any Property owned (directly or beneficially) by Guarantor or a Financing Partnership, the net operating income of such Property (attributed to such Property in a manner reasonably acceptable to the Bank) for such period (i) determined in accordance with GAAP, (ii) determined in a manner which is consistent with the past practices of ERP REIT and Guarantor, and (iii) inclusive of an allocation of reasonable management fees and administrative costs to each Property consistent with the past practices of ERP REIT and Guarantor, except that, for purposes of determining Net Operating Income, income shall not (a) include security or other deposits, lease termination or other similar charges, delinquent rent recoveries, unless previously reflected in reserves, or any other items deemed by the Bank to be of a non-recurring nature or (b) be reduced by depreciation or amortization.

          "Net Price" means, with respect to the purchase and sale of any Property, without duplication, (i) Cash and Cash Equivalents paid as consideration for such purchase or sale, plus (ii) the principal amount of any note received or other deferred payment to be made in connection with such purchase or sale (except as described in clause (iv) below), plus (iii) the value of any other considerations delivered in connection with such purchase or sale (including, without limitation, shares of beneficial interest in ERP REIT and OP Units or Preferred OP Units (as defined in Guarantor's partnership agreement)) (as reasonably determined by the Bank), minus (only in the case of a sale) (iv) the value of any consideration deposited into escrow or subject to disbursement or claim upon the occurrence of any event, minus (only in the case of a sale) (v) the value of any consideration required to be paid to any Person other than Guarantor and its Subsidiaries owning a beneficial interest in such Property, minus (vi) reasonable costs of sale and taxes paid or payable in connection with such purchase or sale.

          "Net Present Value" shall mean, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the base interest rate in effect under the Guarantor Credit Agreement as of the date of such calculation.

          "Non-Recourse Indebtedness" means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse of Guarantor or ERP REIT as a general partner of such partnership); provided, however, that personal recourse of Guarantor or ERP REIT for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

          "Palomino Company" means any limited liability company formed by, or with the consent of, WRP, Guarantor, WPHC, Highlands and/or Red Canyon (as such terms are defined in the Reimbursement Agreement) to develop any phase of the Development that is or will be encumbered by the Assessment and Lien (as such term is defined in the Reimbursement Agreement).

          "Palomino Parties" means, collectively, the Bond Issuer, WRP, WPHC, Highlands, Red Canyon (as defined in the Reimbursement Agreement), and each Palomino Company.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Property" means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

          "Qualifying Unencumbered Property" means any Property from time to time which (i) is an operating multifamily residential property wholly-owned (directly or beneficially) by Guarantor or a Financing Partnership, (ii) is not subject (nor are any equity interests in such Property subject) to a Lien which secures Indebtedness of any Person other than Liens permitted under the Guarantor Credit Agreement, (iii) is not subject (nor are any equity interests in such Property subject) to any covenant, condition, or other restriction which prohibits or limits the creation or assumption of any Lien upon such Property.

          "QRS Corporation" means those qualified ERP REIT subsidiaries wholly owned by ERP REIT.

          "Real Property Assets" means as of any time, the real property assets (including interests in participating mortgages in which Guarantor's interest therein is characterized as equity according to GAAP) owned directly or indirectly by Guarantor and the Consolidated Subsidiaries at such time.

          "Recourse Debt" means Indebtedness that is not Non-Recourse Indebtedness.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

          "Secured Debt" means Indebtedness, the payment of which is secured by a Lien on any Property owned or leased by ERP REIT, Guarantor, or any Subsidiary.

          "Securities" means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities," or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the obligations.

          "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Guarantor.

          "Taxes" means all federal, state, local and foreign income and gross receipts taxes.

          "Total Liabilities" means, as of the date of determination and without duplication, all Indebtedness of ERP REIT (calculated as provided in Section 4.4(g) of the Guaranty), on a consolidated basis, Plus Guarantor's Share of all Indebtedness of Investment Affiliates for which there is no recourse to ERP REIT or Guarantor (or any Property thereof) plus the actual or potential liability of ERP REIT, Guarantor or any Subsidiary for any Indebtedness of Investment Affiliates that is recourse to ERP REIT or Guarantor (or Property thereof) plus accounts payable incurred in the ordinary course of business.

          "Treasury Rate" means, as of any date, a rate equal to the annual yield to maturity on the U.S. Treasury Constant Maturity Series with a ten year maturity, as such yield is reported in Federal Reserve Statistical Release H.15 -- Selected Interest Rates, published most recently prior to the date the applicable Treasury Rate is being determined. Such yield shall be determined by straight line linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, the Bank shall select, in its reasonable discretion, an alternate basis for the determination of Treasury yield for U.S. Treasury Constant Maturity Series with ten year maturities.

          "Unencumbered Asset Value" means (i) a fraction, the numerator of which is the product of four (4) and the aggregate Unencumbered Net Operating Income for the most recently ended Fiscal Quarter which is attributable (in a manner reasonably acceptable to the Bank) to Qualifying Unencumbered Properties owned (directly or beneficially) by Guarantor or any Financing Partnership (exclusive of Unimproved Assets) for the entire Fiscal Quarter and the denominator of which is the FMV Cap Rate Plus (ii) for all Qualifying Unencumbered Properties wholly-owned (directly or beneficially) by Guarantor or any Financing Partnership which have been acquired (directly or indirectly) by Guarantor or any Financing Partnership in the Fiscal Quarter most recently ended, the aggregate Net Price of the Qualifying Unencumbered Properties paid by Guarantor or its Affiliates for such Qualifying Unencumbered Properties.

          "Unencumbered Net Operating Income" means for any period for all Qualifying Unencumbered Properties owned (directly or beneficially) by Guarantor or any Financing Partnership during the applicable period, Net Operating Income from each such Qualifying Unencumbered Property minus an amount equal to the product of the average number of apartment units in such Qualifying Unencumbered Property during such period and the Capital Reserve for such period.

          "Unimproved Assets" means Real Property Assets upon which no material improvements have been completed which completion is evidenced by a certificate of occupancy or its equivalent.

          "Unsecured Debt" means Indebtedness of Guarantor and any Financing Partnership which is not Secured Debt.

          "Unsecured Interest Expense" means Interest Expense other than Interest Expense payable in respect of Secured Debt.

          "Unused Commitments" shall mean an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to Guarantor or another Person or otherwise pursuant to any loan document, written instrument or otherwise.

                                   EXHIBIT A


                   FORM OF GUARANTOR COMPLIANCE CERTIFICATE